Exhibit 10.1

EXECUTION COPY

March 23, 2022

Ali Dibadj

Via email

Dear Ali:

Janus Henderson Group plc (the “Company” or “JHG”) is pleased to extend an offer of employment to you for the position of Chief Executive Officer of the Company.  We are committed to setting ourselves apart from other employers to retain our talent and reward your contributions to our firm. One way we accomplish this is by offering a competitive, yet flexible, Total Rewards package that includes base salary, performance-based variable compensation, retirement contributions, medical, dental and life insurance – in addition to a wide range of employee programs and services.  We know that what sets us apart sets our clients apart and we are excited to introduce you to our unique organization.

On behalf of the Company, I am pleased to extend to you an offer of employment with the Company on the following terms and conditions:

1.Role and Term. You will serve as our Chief Executive Officer (“CEO”), report to the Company’s Board of Directors (“Board”) and have such duties, responsibilities and authorities as are commensurate with the role of a CEO. We would like your employment to start as soon as possible on a mutually agreed upon date to be determined, but no later than June 27, 2022 (the date employment with the Company commences, “Start Date”). Your employment will be for an initial term of three years (ending on the third anniversary of your Start Date) (“Initial Term”), with the ability to extend for additional periods as agreed upon by you and the Board.  You will be employed by Janus Henderson Investors US LLC, a subsidiary of the Company (“JHI” and, together with the Company and its affiliates, the “Group”).

2.Base Salary.  You will be compensated $30,208.34 per semi-monthly pay period; this is equivalent to $725,000.16 on an annualized basis.  Your base salary will be reviewed annually for increase and it and all other compensation from the Group is subject to legally-required and employee-authorized withholdings and payable in accordance with JHI’s standard payroll practices.

3.Variable Compensation.  As an employee of the Group, you will be eligible to participate in annual discretionary variable compensation opportunities, beginning in 2022, per the terms of the variable compensation program.  Variable compensation is determined on an annual basis and is discretionary, depending on both Group and individual performance as determined by the Compensation Committee of the Board (the “Compensation Committee”), using a balanced scorecard approach.  Annual variable compensation is currently apportioned as 30% cash and 70% deferred equity awards

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(“Deferrals”).  Deferrals will be awarded in the form of restricted stock units and performance share units. This structure is subject to change at any time with or without notice at the discretion of the Compensation Committee.  Deferred awards and cash bonuses are generally paid/distributed during the first quarter of each calendar year (for performance in the previous calendar year), and are subject to the Group’s policies related to malus and clawback.  Time-based deferred awards vest ratably over three years and performance share units generally cliff vest at the end of three years based on achievement of relevant performance measures, in either case, subject to continued employment with the Group through the applicable vesting date.   For 2022, your variable compensation will be guaranteed at $8,500,000. For each year during the Initial Term, the targeted value of the cash portion of your variable compensation shall be no less than $2,550,000 (“Target Cash Bonus”).

4.	One-Time Hire Award. We are also pleased to offer you a one-time new hire award (“Hire Award”) in the form of JHG restricted stock units with a total grant date value of $5,000,000. The Hire Award will vest in equal installments over the first three years following the date of grant, subject to your continued employment with the Group through each vesting date or in accordance with provisions on termination of employment in the Severance Rights Agreement. The Hire Award will be made to you on the later of your Start Date or immediately following the Annual General Meeting and in accordance with the DIP granting procedures. To the extent the date that would have otherwise been the grant date falls in a closed trading period, the grant date will be the first day following the end of the closed period. The Hire Award will be subject to the Group’s policies related to deferrals, malus and clawback as described herein.

5.	Benefits. As an employee of the Group, you will be eligible to participate in JHI’s flexible benefits program as of the first day of the month following your start date. This comprehensive program includes: medical, dental, vision, term life, and disability insurances, as well as many other innovative programs. At your convenience, we will schedule a personal New Employee Orientation where we will provide you with information about our company, our flexible benefits, and many other programs. Your eligibility to participate in the JHI 401(k) program begins the payroll cycle following your hire date. You shall also be eligible for all perquisites provided to other senior executives of the Group and travel (including travel to and from Denver and London) and reimbursement policies commensurate with your role and no less favorable than those provided to other senior executives of the Group.

6.	Employment and Company Policies. Your employment with the Group is at-will and either you or the Group may terminate the relationship at any time without cause. Either party will be required to give the other party at least three months prior written notice of termination of your employment. You represent that there are no contractual or other legal restrictions on your ability to accept this offer and, as of the Start Date, fully perform your duties on behalf of the Group. If you accept this offer, you will be expected to comply with the Group’s current Employee Policies and Guidelines, as they may be amended from time to time, and to sign an acknowledgment stating you have received and read the

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Employee Policies and Guidelines, provided that, except as required by applicable law (including United States securities laws), governmental regulation, remuneration code requirements, or stock exchange listing requirements, for purposes of any plan or arrangement of the Group in which you participate, (x) the definition of "cause" in any such plan or arrangement as applicable to you shall be the definition of Cause in the Severance Rights Agreement and (y) any forfeiture (malus) or claw-back provision applicable to you shall be substantially comparable to those in effect as of the date hereof. The Group companies under JHG will not maintain existing or sponsor new industry registrations or licenses where not supported by an employee’s job functions (as determined by the Company at its sole discretion). As the CEO, your employment is subject to the acceptance of your application for registration by the Financial Conduct Authority (FCA). In view of this, we will schedule a separate discussion to review your role and obligations and assist you throughout the process.

7.	Employment Location. Your primary work location will be determined at a future date as mutually agreed. In the event that you are required to relocate, you will be eligible for the benefits outlined in our Executive Relocation Package. As part of your relocation package, the Group shall reimburse you for your reasonable expenses in relocating, subject to a repayment agreement if you resign your employment without Good Reason (as defined in the Severance Rights Agreement) within one year following your relocation. Further information will be provided at the time of your move.

8.	Service on Boards. During the term of your employment, in addition to performing the role of CEO, you will serve as a member of the Company’s Board or other Company-related boards if nominated to that role. You shall devote your full professional time and attention to the business and affairs of the Company to discharge the responsibilities of a CEO, provided that, notwithstanding the foregoing, you shall be permitted, without any approval to serve on civil or charitable boards or committees and to manage personal and family investments, in each case, so long as such activities do not (x) interfere with the performance of your responsibilities to the Company or (y) violate Section 5 of the Severance Rights Agreement. Board approval is required to serve on any corporate board on which you do not currently serve, with the ability to serve on only one such public company board. In serving on such other public company board, you will resign from such board if requested to do so by the Board. It is acknowledged and agreed that, as of the date hereof, you serve as a member of Sysco Corporation and that such service does not violate the terms of this paragraph.

9.	Severance. If your employment is terminated by the Group prior to the end of your Initial Term without “Cause” (as defined in the DIP) or you resign for “Good Reason” (as defined in the Severance Rights Agreement), you will receive, in one lump sum, 3.0 times your annual total cash compensation (which, for the avoidance of doubt, includes your base salary and the Target Cash Bonus), provided that in the event that the termination occurs prior to the payment of the guaranteed amount for 2022, your annual total cash compensation shall be deemed to be $3,275,000.16. In addition, any unvested restricted stock units will continue to vest in accordance with the vesting schedules outlined in the

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award agreement and related plans. These matters will be addressed in and subject to a Severance Rights Agreement between you and JHI which will be entered into on your Start Date in substantially the form attached hereto. No severance will be paid to you if your employment is terminated for Cause or if you voluntarily resign, and the Group will have no further obligation to provide compensation or benefits to you by reason of such terminations.

10.	Indemnification. The Company shall indemnify and hold you harmless (including advancement of expenses) to the fullest extent permitted by law, and shall cover you under any insurance policy the Company maintains for the errors and omissions of its directors and officers, in connection with your service as an officer and director of the Company and at coverage levels appropriate for the Company and your positions with the Group (as determined from time to time by the Board) and consistent with levels provided to and expenses covered for all other directors and officers of the Company. Such indemnification and coverage shall survive termination of your employment and/or this Agreement.

11.	Sections 7 through 15 of the Severance Rights Agreement shall be incorporated herein by reference mutatis mutandis

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Please sign below to confirm your acceptance of the terms of this offer.   We are delighted at the prospect of working with you.

Sincerely,

JANUS HENDERSON GROUP PLC

By:_____________________________

Name:
Title:

Agreed and Accepted:

By: _________________________________ Ali Dibadj

Date: